EXHIBIT NO. 23(b)

                          CONSENT OF EXPERT AND COUNSEL





Carolina Power & Light Company:
The statements of law and legal conclusions under Item 1. Business and Item 3. Legal Proceedings in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been reviewed by me and are set forth therein in reliance upon my opinion as an expert.

I hereby consent to the incorporation by reference of such statements of law and legal conclusions in Registration Statement No. 33-33520 on Form S-8, Registration Statement No. 33-5134 on Form S-3, Post-Effective Amendment No. 1 to Registration Statement No. 33-38349 on Form S-3, Registration Statement No. 33-50597 on Form S-3 and Registration Statement No. 33-57835 on Form S-3 and the related Prospectuses, which are a part of such Registration Statements.








/s/ William D. Johnson,
---------------------------------
Vice President - Legal Department
March 26, 1998